Exhibit 99.1

ERI Broadens Its Energy Recovery Footprint in North Africa

Consortium consisting of Inima and Aqualia selects ERI energy recovery devices for latest seawater desalination plant in Algeria

SAN LEANDRO, Calif.--(BUSINESS WIRE)--July 9, 2009--Energy Recovery, Inc. (NASDAQ: ERII), a leader in the design and development of energy recovery devices for desalination, announced today that UTE CAP DJINET, a consortium consisting of Inima (Grupo OHL) and Aqualia (Grupo FCC), has selected the PX Pressure Exchanger™ (PX™) devices for a large desalination plant to be built in Algeria. The new facility, to be built at Cap Djinet (30 miles east of Algiers), will convert seawater to 100,000 cubic meters of drinking water each day. The Cap Djinet facility is the ninth large desalination plant in Algeria to rely on Energy Recovery, Inc. (ERI) to improve the cost of seawater reverse osmosis (SWRO).

“We have installed ERI’s PX energy recovery devices at SWRO plants in Algeria and around the world, and know that the performance of PX devices will meet our expectations,” said Antonio Ordonez, desalination director of Inima. “We also appreciate the excellent support that ERI provides and are pleased to have them working alongside us on this project.”

Years of drought have depleted Algeria’s ground water supplies and dam reserves, and many people among the country’s population of more than 33 million face chronic water shortages. ERI was selected in 2008 by the UTE consortium to provide energy recovery devices for the desalination plant in Mostaganem, Algeria. In total, ERI has been contracted to participate in nine desalination projects in Algeria, many of which are among the largest SWRO desalination plants in the world.

“Inima and Aqualia are helping to provide water for people in many regions of the world including Algeria,” said Borja Blanco, ERI’s vice president of sales and general manager. “The work that the UTE consortium is doing is vitally important and ERI is proud to be able to assist in improving desalination energy costs at these projects.”

Seawater desalination refers to the process of making drinking water from ocean water. The salts and other impurities are removed through a process known as reverse osmosis (RO) membrane filtration, a proven method that produces some of the highest quality drinking water available anywhere. ERI estimates that its PX technology will save nine MW of electrical power at Cap Djinet and improve the carbon footprint of the plant by 26,000 tons of CO2 per year. Visit http://www.energyrecovery.com/ for more information on ERI’s PX Pressure Exchanger technology or send an email to info@energyrecovery.com.

About ERI

Energy Recovery, Inc. (NASDAQ:ERII) designs and develops energy recovery devices that help make desalination affordable by significantly reducing energy consumption. ERI’s PX Pressure Exchanger™ (PX™) device is a rotary positive displacement pump that recovers energy from the high pressure reject stream of seawater reverse osmosis systems at up to 98% efficiency. The company is headquartered in the San Francisco Bay Area with offices in key desalination centers worldwide, including Madrid, Shanghai, Florida and the United Arab Emirates. For more information on ERI and PX technology, please visit www.energyrecovery.com.

CONTACT:
Energy Recovery, Inc.
Audrey Bold, +1-510-746-2529
abold@energyrecovery.com
or
Schwartz Communications, Inc.
Dan Borgasano, +1-781-684-6660
eri@schwartz-pr.com